UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2008

Catcher Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50299	62-0201385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10300 SW Greenburg Rd, Suite 520
Portland, Oregon 97223
(Address of Principal Executive Offices, including zip code)

(503) 946-3334
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 17, 2008, Catcher Holdings, Inc. (the “Company”) executed a Waiver and Amendment, dated February 28, 2008, to Convertible Secured Promissory Note (the “Amendment”) amending the Secured Convertible Promissory Notes (the “Notes”) issued between June 20, 2007 and August 21, 2007 with an aggregate principal amount of approximately $4,829,000. Pursuant to the terms of the Amendment, the maturity date of each Note was extended to three hundred sixty (360) days from the date of issuance and any and all events of default occurring on or before February 27, 2007 were waived. In addition, the Notes were amended to provide that (i) the principal amount and all accrued interest under the Notes will automatically convert into common stock in the event that the Company closes an equity financing of at least $6,000,000 with a price that is greater than or equal to $0.15 per share, and (ii) the outstanding face amount of the Notes in excess of the consideration paid and all accrued but unpaid interest under the Notes shall automatically be convert into common stock in the event that the Company closes an equity financing of at least $3,000,000 with a price that is greater than or equal to $0.15 per share. In consideration for the Amendment, the face Amount of each Note was increased by 7.163%.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the Form of Waiver and Amendment to Convertible Secured Promissory Note filed with this Current Report as Exhibit 10.53, which is incorporated herein by reference.

This Current Report does not constitute an offer to sell or the solicitation of an offer to purchase any securities.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.53	Form of Waiver and Amendment to Convertible Secured Promissory Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATCHER HOLDINGS, INC.

March 24, 2008	By:	/s/ Gary Haycox
Gary Haycox Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.53	Form of Waiver and Amendment to Convertible Secured Promissory Note.